EXHIBIT  10.10


                              EMPLOYMENT AGREEMENT

WorldWater Corp. ("WorldWater" or "the Company") of Pennington, NJ, USA, effective as of January 1, 2002, hereby agrees to enter into an Employment
Agreement ("Agreement") with Quentin T. Kelly, residing at 117 Hopewell-Rocky Hill Rd., Hopewell NJ 08525, under the following terms and conditions:

1.  Term  of  this  Agreement is 5 (five) years, ending December  31, 2006.

2. Subject only to Shareholder approval, you will continue to serve as a Director of WorldWater.

3. Subject only to WorldWater Board of Directors approval, you will continue to serve as Chairman of WorldWater's Board of Directors.

4. You will continue to serve as Chief Executive Officer ("CEO") of the Company. As such, you will be responsible for overseeing the Company's general operations and business activities, developing the Company's corporate and strategic plans, formulating overall corporate policies, directing the other Company officers, and performing all other tasks and responsibilities commonly associated with being a corporate CEO.

5. You will be expected to work on a full time basis for WorldWater in your performance of the above duties and responsibilities.

6. You will receive compensation as appropriate in the form of stock options in the Company common stock for serving as a Director or as Chairman of the Board (See below for details). Your compensation for serving as CEO of WorldWater will be as follows:

a. An annual salary paid semi-monthly of $150,000, to be adjusted upward to a salary of $170,000 as soon as the Company achieves annuated revenues of $5 million (i.e. if WorldWater's annual revenue surpasses $5 million in June of a given year, for example, the increase will be effected). Based on the Board of Directors discretion your salary will be increased to $200,000 and a bonus of up to 50% will be paid at the end of the calendar year. Bonus of up to 50% of compensation will be paid in cash or stock or a combination thereof as determined by the Board of Directors.

Salaries, bonuses and stock options will be reviewed annually by the Compensation Committee of the Board after calendar year 2003.

b. A monthly automobile allowance during the term of this Agreement of up to $1200 to cover WorldWater's allocation or share of your leasing an automobile said sum to include appropriate car insurance and other expenses directly related to use of said automobile on corporate business.

c. A monthly facility allowance of $1,500 to cover the rental, utility and other operating charges for meetings and product demonstrations using the land, office and technology experimentation facilities at 117 Hopewell-Rocky Hill Rd., Hopewell NJ 08525.

d. Reimbursement of all reasonable expenses incurred by you on WorldWater business.

e. Full participation in any and all Company "fringe benefits" available to other WorldWater officers, including husband/wife Health coverage and Pension plans, and the maintenance of a whole life policy as defined in paragraph 8 below, to continue after retirement.

f. Participation in the WorldWater Stock Option Plan(s) and any annual general stock bonus open to Company officers (in addition to your personal annual bonus referenced above), subject only to the Company's Board of Directors (or appropriate committee thereof), which is responsible for administering the Option Plan(s) and for approving the amount of general bonus allocations to corporate officers (exclusive of the personal annual bonus referenced above).

7. During your employment with WorldWater, you agree to keep confidential any and all confidential or non-public Company documents, trade secrets and other information including, but not limited to, client lists, pricing strategy, product cost data, proprietary technical information corporate policies and procedures, and corporate marketing and financial plans and strategies.

8. If your employment with the Company is terminated without cause or by reason of your death or disability, you or your estate will be entitled to continued compensation for the remaining term of the agreement or a period of 24 months, whichever is longer, plus continuing benefits of a whole life insurance policy funded by the Company of $2 million in cash, plus 1 million shares of the Company's common stock as currently capitalized. However, if your resignation is requested or caused as a result of the sale, merger or similar corporate restructuring of the Company, or by the event of more than 50 % (50 percent) of the Company's stock being held by one person or entity or a group of related persons or entities then you will be entitled to a one-time cash payout of $3 million plus 3 million shares of WorldWater Corp. common stock.

This constitutes the entirety of this Agreement which shall be construed, interpreted and applied in accordance with the laws and regulations of the State of New Jersey. Any disputes or disagreements concerning this Agreement which cannot be settled by the parties will be submitted for binding arbitration to the American Arbitration Association in New Jersey. If the foregoing is acceptable to you, please sign below, whereupon this shall constitute an agreement binding upon us and upon your heirs and legal representatives and upon our successors and assigns.


Agreed  to  and  Signed  by:



/s/ Quentin T. Kelly
Quentin  T.  Kelly
Chairman  and  CEO
WorldWater  Corp.


Approved  by  WorldWater  Corp.
Compensation  Committee:



/s/ Davinder Sethi                      /s/ Joseph Cygler
Dr.  Davinder  Sethi                    Joseph  Cygler


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